FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  November, 1997


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811










Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            November, 1997


Item 5. Other Material Events - Company Files for Annual Increase in Retail Rates Pursuant to Previously Approved Rate Plan

          In the Company's Form 10-K for December 31, 1996, the Company described the rate stabilization plan approved by the Maine Public Utilities Commission (MPUC) in Docket No. 95-052 in November, 1995. In addition, in the Company's Form 10-Q for the quarter ended September 30, 1997, the decision by the Maine Yankee Board of Directors to close the nuclear generating facility and the impact of that closure on the Company's rate plan and financial covenants was also presented in detail.

          Amendments to the Company's revolving credit agreement and letter of credit and reimbursement agreement supporting the tax exempt bond issue only exclude Maine Yankee incremental replacement power costs through September 30, 1997. Without these amendments, the Company would have been in violation of interest coverage tests on these instruments. Interest coverage tests for the periods after September 30, 1997 will include Maine Yankee replacement power costs. Based on projected 1997 financial results, it is likely that the Company will be in violation of its coverage tests at the end of 1997, without similar amendments or waivers from the Banks providing the revolving credit agreement and letter of credit. The Company and the Banks have discussed additional amendments to the interest coverage tests. However, the Banks are waiting for the MPUC's decisions on the restructured Wheelabrator-Sherman agreement and the Company's February 1, 1998 rate increase pursuant to the rate plan as discussed below. The Company cannot predict the terms of these additional amendments to the interest coverage tests, but is working with the Banks to reach a resolution.

          On November 13, 1997, the Company filed with the MPUC its annual rate increase pursuant to the Company's rate plan. The filing supports an increase in retail rates of 7.6% effective February 1, 1998. This increase consists of the following elements:

          - 2.75% specified annual increase provided in the rate plan;
          - 2.22% increase for 50% of the Maine Yankee replacement power costs in accordance with the Maine Yankee plant outage provisions of the rate plan; and
          - 2.63% increase in accordance with the profit-sharing mechanism of the rate plan since earnings for the review period, i.e. the twelve months ended September 30, 1997, were more than 300 basis points below the target return on equity.

Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            November, 1997

          The Company expects a decision by the end of January, 1998. However, the MPUC has commenced an investigation of the prudence of the Maine Yankee shutdown decision and of the operation of Maine Yankee prior to the shutdown, as more fully explained in the Form 10-Q for the quarter ended September 30, 1997. The Company has appealed to the Maine Supreme Judicial Court the question of whether the MPUC has jurisdiction over this subject matter, which the Company believes to rest exclusively with the Federal Energy Regulatory Commission.
          The Company cannot predict the outcome of legal challenges to the investigation nor predict the effect of this investigation on the MPUC's review of the Company's rate plan filing for the February 1, 1998 increase.

          If the Company's earnings provided under the rate plan are not sufficient to satisfy its interest coverage tests and other obligations, the Company will likely seek an emergency rate increase. In addition, the Company will review all cash expenditures, including its dividends on the Company's common stock.


                                   MAINE PUBLIC SERVICE COMPANY
                                             Registrant



Dated:  November 19, 1997           /s/  Larry E. LaPlante
                                   Larry E. LaPlante, Vice President
                                   Finance, Administration and Treasurer